Exhibit 5.1

To the Board of Directors of Globant S.A. 37A, avenue J.F. Kennedy, L-1855 Luxembourg Grand Duchy of Luxembourg

Luxembourg, 19 June 2018

Your ref. : /
Our ref. : 52801 / 24177354v4
Sophie.wagner@arendt.com
Tel. : (352) 40 78 78-253
Fax : (352) 40 78 04-634

GLOBANT S.A. – Form F-3 Registration Statement

Ladies and Gentlemen,

1.	Scope

We are acting as Luxembourg counsel for Globant S.A., a société anonyme, having its registered office at 37A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés de Luxembourg (the “RCS”) under number B 173 727, (the “Company”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed on even date herewith with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offering of common shares of the Company, each with a nominal value of one U.S. dollar and twenty cents (US$ 1.20) per share (the “Shares”).

2.	Documents

For the purpose of this opinion we have reviewed, and relied on the following documents:

(i)	an e-mail copy of the Registration Statement;

(ii)	an electronic copy of the consolidated articles of association of the Company as at 19 June 2018;

(iii)	an electronic version of an excerpt from the RCS with respect to the Company dated 19 June 2018;

(iv)	an electronic version of a certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) issued by the RCS in relation to the Company dated 19 June 2018 and certifying that as of 18 June 2018 no Luxembourg court decision as to inter alia the faillite, concordat préventif de faillite, gestion contrôlée, sursis de paiement, liquidation judiciaire (together, the “Luxembourg Insolvency Proceedings”) or foreign court decision as to faillite, concordat or other analogous procedures which have to be filed with the RCS in accordance with the law of December 19, 2002 on, inter alia, the RCS (the “Foreign Proceedings”) has been filed with the RCS in respect of the Company;

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as well as such corporate records as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

We have made an enquiry on the website of the Luxembourg Bar (Barreau de Luxembourg) (www.barreau.lu) on 19 June 2018 at 6.15pm CET as to whether a faillite (bankruptcy) ruling has been issued against the Company by a court in Luxembourg and we have also made an enquiry in relation to the Company on the website of the RCS on 19 June 2018 at 6.15pm (CET) as to whether Luxembourg Insolvency Proceedings, a decision of liquidation volontaire (voluntary liquidation), or any similar Foreign Proceedings, or a decision appointing an interim administrator (administrateur provisoire) have been filed with the RCS with respect to the Company (together, the “Searches”). At the time of the relevant Search, no court ruling declaring the Company subject to any Luxembourg Insolvency Proceedings or appointing an interim administrator (administrateur provisoire), and no similar Foreign Proceedings or decision of liquidation volontaire (voluntary liquidation) were on file with the RCS. It should be noted that such Searches are subject to disclaimers on the relevant websites, and do not reveal whether any such court ruling has been rendered, any such Foreign Proceeding commenced or decision taken which has not yet been registered or filed or does not yet appear on the relevant websites, or whether steps have been taken to declare the Company subject to any of the above proceedings or to decide a liquidation volontaire (voluntary liquidation). Thus, we cannot opine as to whether any such action has been initiated, court ruling rendered, Foreign Proceedings commenced or decision taken but not yet filed and published with the RCS. We have not made any enquiries other than those described in this section.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

3.	Assumptions

For the purposes of this opinion we have relied on the accuracy and completeness of the documents that we have reviewed and that they remain in full force and effect. We have furthermore assumed that all copies of documents that we have reviewed conform to the originals, that all originals are genuine and complete and that each signature is the genuine signature of the individual as signatory on the document. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed. We have assumed that the Shares will be issued against a payment in cash.

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4.	Opinion

Based on the above assumptions and subject to the qualifications set out below, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

4.1	The Company is a validly existing société anonyme under the laws of the Grand Duchy of Luxembourg.

4.2	The Company has all the necessary corporate power and authority to issue authorised but unissued Shares. Upon the Board of Directors resolving the issue of Shares and, where relevant, the suspension of preferential subscription rights of existing shareholders, the Company shall have taken all necessary corporate actions, and no other action is required to be taken by it, to authorise the issuance of such Shares, provided that, where the aggregate number of the new Shares issued by the Board of Directors to subscribers of new Shares, exceeds the aggregate of authorised but unissued Shares of the Company and Shares held in treasury, the Company will, with respect to such balance of Shares, first need to acquire further Shares and/or seek the approval of its extraordinary general meeting of shareholders for an increase in the number of authorised but unissued Shares.

4.3	The existing Shares have been validly issued, fully paid and non-assessable (within the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

5.	Qualifications

This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

This opinions is subject to all limitations by reason of national or foreign bankruptcy, insolvency, moratorium, controlled management, suspension of payment, fraudulent conveyance, general settlement of composition with creditors, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally.

In this opinion Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions.

This opinion is to be used only in connection with the offer and sale of Shares before the expiry date of the current authorisation period of the authorised share capital of the Company being 19 May 2022.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Legal Matters” and “Certain Taxation Considerations” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

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This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on the list V of lawyers of the Luxembourg Bar.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Sophie Wagner-Chartier

Sophie Wagner-Chartier

Partner

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